EXHIBIT 99.1
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M E D I A   R E L E A S E
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                        LAS VEGAS SANDS CORP. ANNOUNCES
            PRICING OF SECONDARY STOCK OFFERING AT $50.25 PER SHARE

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Las  Vegas,  Nevada  March 13,  2006 /  PRNewswire-FirstCall  via  COMTEX  News
Network/ -- Las Vegas Sands Corp. (NYSE: LVS) announced today the pricing of a secondary stock offering of 55,000,000 shares of its common stock at $50.25 per share. All of the shares are being offered by certain trusts for the benefit of its principal stockholder and his family. To the extent that the underwriters sell more than 55,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 8,250,000 shares of common stock from the selling stockholders at the public offering price less the underwriting discount. All of the shares will be sold by selling stockholders and, accordingly, Las Vegas Sands Corp. will not receive any proceeds from the offering.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. Citigroup Global Markets Inc., Lehman Brothers Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC acted as the co-managers in this offering.

The registration statement relating to the public offering of shares of common stock has been declared effective by the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (Tel: 212-902-2171).


ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is a hotel, resort, gaming and exhibition/convention company headquartered in Las Vegas, Nevada. The company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administration Region of Macao. The company is also developing additional casino hotel resort properties, including The Palazzo Resort Hotel Casino in Las Vegas and The Venetian Macao Casino Resort in Macao.

CONTACTS:

Investment Community:

Scott Henry
Chief Financial Officer
(702) 733-5502


Media:

Ron Reese
Executive Director of Communications
(702) 414-3607